Exhibit 99.2

DNB Financial Corporation to Acquire East River Bank
Transaction Will Establish a High-Performing Community Bank in Southeastern Pennsylvania With $1.1 Billion in Assets and 15 Branches Across the Greater Philadelphia Region

DOWNINGTOWN, Pa., April 4, 2016 – DNB Financial Corporation ("DNB") (NASDAQ: DNBF) and East River Bank of Philadelphia, announced today that they have executed a definitive agreement under which DNB will acquire East River in a stock and cash transaction for total consideration valued at $49.0 million. DNB is the parent company of DNB First, National Association, a community bank headquartered in Downingtown, Pennsylvania. As of December 31, 2015, East River reported $311 million in assets, total loans of $282 million, and total deposits of $234 million; it operates three full-service offices in Philadelphia.

Under the terms of the agreement, East River shareholders will be entitled to elect to receive either 0.6562 shares of DNB common stock or $18.65 in cash for each outstanding share of East River common stock, subject to pro-ration such that the aggregate cash consideration payable to East River shareholders will be $6.7 million (subject to increase in the event that outstanding options are exercised prior to closing).

The acquisition is expected to be immediately accretive to DNB earnings per share, excluding one-time costs.  The transaction value to East River common shareholders equates to 155% of East River's tangible book value as of December 31, 2015 and 21.2 times East River's 2015 full year earnings. Tangible book value dilution is acceptable with an earn-back period from the transaction of 3.9 years.  The transaction has an anticipated internal rate of return of 18%, which is well in excess of DNB's cost of capital.

When the acquisition is completed, DNB will have approximately $1.1 billion in assets, $764 million in loans, and $841 million in deposits, with 15 branch offices in Chester, Delaware and Philadelphia counties. It will become one of only six institutions with total assets of more than $1 billion, headquartered in Southeastern Pennsylvania.

"DNB and East River is a powerful combination that will benefit our respective customers, investors, employees and communities," said William J. Hieb, president and chief executive officer of DNB. "This transaction will establish a much stronger institution and create efficiencies to generate greater earnings for our combined shareholder base. It will also allow us to deliver a comprehensive set of financial products and services to consumers and businesses throughout our region, with logical expansion into the attractive Philadelphia market, positioning us for continued growth."

"This transaction provides our shareholders with greater liquidity and the opportunity to build upon the success of the DNB franchise," said Christopher P. McGill, president and chief executive officer of East River. "In addition to a shared legacy of strong financial performance and community engagement, the strategic synergy and cultural fit between our two banks present exciting opportunities to all of our stakeholders. As East River's lending team joins DNB, an enhanced product set and higher lending limits will enable us to better serve our clients in Philadelphia. We look forward to being part of the DNB team."

Mr. McGill will join DNB as executive vice president and chief business development officer. Jerry L. Cotlov, executive vice president and chief lending officer of East River, will also join DNB as senior vice president and assistant chief commercial lending officer.

John F. McGill, Jr., chairman of East River, will join the DNB board of directors as vice chairman; two other members of the East River board of directors, Charles A. Murray and Daniel O'Donnell, will also join the DNB board as independent directors. James H. Thornton will continue to serve as chairman of the DNB board.

The acquisition, which is subject to regulatory approval, the approval of shareholders of DNB and East River and other customary closing conditions, is expected to close during the second half of 2016.

Ambassador Financial Group, Inc. served as financial advisor to DNB Financial Corporation; Stradley Ronon Stevens & Young, LLP served as legal counsel.

Griffin Financial Group LLC served as financial advisor to East River Bank; Silver, Freedman Taff & Tiernan LLP served as legal counsel.

About DNB Financial Corporation
DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 12 locations. Founded in 1860, DNB First, in addition to providing a broad array of consumer and business banking products, offers brokerage and insurance services through DNB Investments & Insurance and investment management services through DNB Investment Management & Trust. DNB Financial Corporation's shares are traded on NASDAQ's Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at http://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investors.dnbfirst.com.

About East River Bank
East River Bank is a Pennsylvania-chartered savings bank headquartered in the East Falls neighborhood of Philadelphia, Pennsylvania. Founded in 2006, East River Bank provides personal and business lending and deposit services through three locations in Philadelphia, Pennsylvania. We invite our customers and shareholders to visit our website at http://www.eastriverbank.net.

For further information, please contact:

For DNB Financial Corporation
 Investors – Gerald F. Sopp, Executive Vice President, Chief Financial Officer
484.359.3138
gsopp@dnbfirst.com

Media – Jonathan T. McGrain, Senior Vice President, Marketing
484.359.3221
jmcgrain@dnbfirst.com

For East River Bank
Investors and Media – Christopher P. McGill, President and Chief Executive Officer
267.295.6420
cmcgill@eastriverbank.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to DNB and East River, or other effects of the proposed merger of DNB and East River. These forward-looking statements include statements with respect to DNB's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond DNB's control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by DNB with the Securities and Exchange Commission (the "SEC") and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: the ability to obtain regulatory approvals and satisfy other closing conditions to the merger, including approval by shareholders of DNB and East River; delay in closing the merger; difficulties and delays in integrating the East River business or fully realizing anticipated cost savings and other benefits of the merger; business disruptions following the merger; the strength of the United States economy in general and the strength of the local economies in which DNB and East River conduct their operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the willingness of users to substitute competitors' products and services for DNB's products and services; the success of DNB in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; additional acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms; and the success of DNB at managing the risks involved in the foregoing. Annualized, pro forma, projected and estimated numbers presented herein are presented for illustrative purpose only, are not forecasts and may not reflect actual results.

DNB cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of this press release, even if subsequently made available by DNB on its website or otherwise. DNB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of DNB to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the SEC, including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

Important Additional Information and Where to Find It

DNB intends to file with the SEC a Registration Statement on Form S-4 relating to the proposed merger, which will include a prospectus for the offer and sale of DNB common stock as well as the joint proxy statement of DNB and East River for the solicitation of proxies from their shareholders for use at the meetings at which the merger will be considered.  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF DNB AND EAST RIVER ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT-PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED BY DNB WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the joint proxy statement-prospectus, as well as other filings containing information about DNB, may be obtained at the SEC's website at http://www.sec.gov, when they are filed by DNB.  You will also be able to obtain these documents, when they are filed, free of charge, from DNB at http://investors.dnbfirst.com. In addition, copies of the joint proxy statement-prospectus can also be obtained, when it becomes available, free of charge by directing a request to DNB at 4 Brandywine Avenue, Downingtown, PA 19335-0904 or by contacting Gerald F. Sopp at 484.359.3138 or gsopp@dnbfirst.com or to East River at 4341 Ridge Avenue, Philadelphia, PA 19129 or by contacting Christopher P. McGill at 267.295.6420 or cmcgill@eastriverbank.com.

DNB, East River and certain of their directors, executive officers and employees may be deemed to be "participants" in the solicitation of proxies in connection with the proposed merger.  Information concerning the interests of the DNB and East River persons who may be considered "participants" in the solicitation will be set forth in the joint proxy statement-prospectus relating to the merger, when it becomes available.  Information concerning DNB's directors and executive officers, including their ownership of DNB common stock, is set forth in DNB's proxy statement previously filed with the SEC on March 23, 2016.